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Exhibit 99.1

PRESS RELEASE

For:	THE MACERICH COMPANY

Press Contact:	Arthur Coppola, President and Chief Executive Officer
or
Thomas E. O'Hern, Executive Vice President and Chief Financial Officer (310) 394-6000
MACERICH ANNOUNCES RESULTS FOR THE PERIODS ENDED DECEMBER 31, 2001

Santa Monica, CA (02/19/02)—The Macerich Company (NYSE Symbol: MAC) today announced results of operations for the quarter and year ended December 31, 2001, which included the following:

  •
  Net income per share-diluted increased to $.94 compared to $.50 for the quarter ended December 31, 2000. For the year, net income per share diluted was $1.72 compared to $1.11 for 2000. The increases were primarily the result of recognizing a gain on sale of assets of $.42 per share diluted in the fourth quarter of 2001 and $.54 per share diluted for the year ended December 31, 2001.

  •
  During the quarter, Macerich signed new leases at average initial rents of $37.25 per square foot, substantially in excess of average portfolio minimum rents of $28.34. First year rents on mall and freestanding store leases signed during the quarter were 27% higher than expiring rents.

  •
  Portfolio occupancy remained high at 92.4% as of December 31, 2001, which was consistent with the occupancy level at September 30, 2001 and down from 93.3% at December 31, 2000.

  •
  The quarterly dividend was increased to $.55 per share.

  •
  Total same center tenant sales decreased .9% for the quarter ended December 31, 2001 compared to the quarter ended December 31, 2000 and decreased .1% for the year ended December 31, 2001 compared to 2000. Tenant sales per square foot were $350 for 2001 compared to $349 in 2000.

Commenting on the results and major transactions for the quarter, Arthur Coppola, President and Chief Executive Officer of Macerich stated, "Given the soft economic climate, we were pleased with the fourth quarter results. Occupancy remains high and we had strong leasing activity with new rents substantially higher than expiring rents. The results continue to illustrate the resiliency of our portfolio. We had several major transactions during the quarter including acquiring five acres of land adjacent to Queens Center in New York. This will give us the opportunity to increase the size of that dominant center by adding over 400,000 square feet of retail space. The quarter was also highlighted by the successful sale of Villa Marina Marketplace. That sale resulted in a $24.7 million gain during the quarter and approximately $26 million of the net sale proceeds were used to retire convertible debentures. This is indicative of our continued commitment to recycle our capital".

Operating Results for the Periods Ended December 31, 2001

Total revenues were $93.2 million for the quarter, compared to $91.6 million for the quarter ended December 31, 2000 and $334.6 million for the year ended December 31, 2001 compared to $320 million in 2000. The pro rata income of unconsolidated entities increased to $12.0 million for the quarter compared to $9.9 million for the quarter ended December 31, 2000 and $32.9 million for the year ended December 31, compared to $30.3 million for 2000. Included in revenues are rents attributable to the accounting practice of straight lining of rents. The amount of straight lined rents, including joint ventures at pro rata, decreased to $387,000 in the quarter compared to $805,000 during the quarter ended December 31, 2000. This decrease resulted primarily from the Company structuring the majority of its new leases using annual CPI increases, which generally do not require straight lining treatment. CPI increases included in minimum rents were approximately $332,000 greater than in the quarter ended December 31, 2000.

Same center earnings, before interest, taxes, depreciation and amortization, including joint ventures at pro rata, ("EBITDA") grew at a 4.1% pace for the year compared to 2000.

Gain on sale of assets was $24.8 million during the quarter ended December 31, 2001 compared to a loss on sale of assets of $1.5 million during the comparable quarter in 2000. The gain in 2001 resulted primarily from the sale of Villa Marina Marketplace. Villa Marina was sold in December 2001 for $99 million. The sale resulted in a $24.7 million gain on sale of the asset.

For the quarter ended December 31, 2001, FFO-diluted was $55.8 million compared to $53.8 million for the fourth quarter of 2000. For the year ended December 31, 2001, FFO-diluted was $175.1 million compared to $167.2 million in 2000. Net income available to common stockholders for the quarter was $35.5 million compared to $16.9 million for the fourth quarter of 2000 and net income per share diluted was $.94 compared to $.50 for the fourth quarter of 2000. Net income available to common stockholders for the year ended December 31, 2001 was $58.0 million or $1.72 per share diluted compared to $38.0 million or $1.11 per share diluted for 2000.

Quarterly Highlights

  •
  During the quarter, leases were signed for approximately 281,000 square feet of mall and freestanding space. The average rent on new leases was $37.25 per square foot, 27% higher than expiring rents.

  •
  Total same center tenant sales for the quarter decreased .9% compared to the fourth quarter of 2000.

  •
  Robinson-May completed a comprehensive renovation of their store at Lakewood Center.

  •
  The Queens Center redevelopment and expansion project is now underway with the acquisition of a five-acre site adjacent to the existing mall. The expansion will increase the size of the mall from 620,000 square feet to approximately 1 million square feet, including the addition of 250,000 square feet of mall shops. Construction is expected to start in the second quarter of 2002 with completion estimated, in phases, through late 2004.

  •
  Nordstrom completed a major renovation of their store at Los Cerritos Center.

  •
  Swedish apparel retailer Hennes & Mauritz (H&M) opened a 19,427 square foot store at Queens Center.

Financing Activity

In October 2001, a $46 million, 10 year, fixed rate loan bearing interest at 7.45% was placed on Rimrock Mall in Billings, Montana. This loan replaced a $29 million, 7.7% fixed interest rate loan.

During the quarter, using proceeds from the sale of Villa Marina Marketplace, $25.7 million of the Company's convertible debentures were retired.

The Macerich Company is a fully integrated self-managed and self-administered real estate investment trust, which focuses on the acquisition, leasing, management and redevelopment of regional malls and community centers throughout the United States. The Company is the sole general partner and owns a 79% ownership interest in The Macerich Partnership, L.P. Macerich owns interests in 46 regional malls and four community centers totaling approximately 41 million square feet. Additional information about The Macerich Company can be obtained from the Company's web site at www.macerich.com.

Investor Conference Call

The Company will provide an online Web simulcast and rebroadcast of its fourth quarter earnings conference call. The call will be available on The Macerich Company's website at www.macerich.com, through Vcall at www.vcall.com, and through Street Events at www.streetevents.com. The call begins today, February 19, at 10:30 Pacific Standard Time. To listen to the call, please go to any of these web sites at least 15 minutes prior to the call in order to register and download audio software if needed. An online replay will be available for 90 days after the call.

Note: This release contains statements that constitute forward-looking statements. Stockholders are cautioned that any such forward-looking statements are not guarantees of future performance and involve risks, uncertainties and other factors that may cause actual results, performance or achievements of the Company to vary materially from those anticipated, expected or projected. Such factors include, among others, general industry, economic and business conditions, which will, among other things, affect demand for retail space or retail goods, availability and creditworthiness of current and prospective tenants, tenant bankruptcies, lease rates and terms, availability and cost of financing and operating expenses; adverse changes in the real estate markets including, among other things, competition from other companies, retail formats and technology, risks of real estate development, acquisitions and dispositions; governmental actions and initiatives; environmental and safety requirements; and terrorist activities which could adversely affect all of the above factors. The reader is directed to the Company's various filings with the Securities and Exchange Commission, for a discussion of such risks and uncertainties.

(See attached tables)

###

THE MACERICH COMPANY
FINANCIAL HIGHLIGHTS
(IN THOUSANDS, EXCEPT PER SHARE AMOUNTS)

	For the Three Months Ended December 31		For the Year Ended December 31
Results of Operations:	(Unaudited)
	2001	2000	2001	2000
Minimum Rents	53,271	52,315	201,481	195,236
Percentage Rents (a)	7,014	7,402	12,394	12,558
Tenant Recoveries	29,297	29,796	109,163	104,125
Other Income	3,651	2,082	11,535	8,173

Total Revenues	93,233	91,595	334,573	320,092

Shopping center and operating expenses (c)	30,221	28,443	110,827	101,674
Depreciation and amortization	16,892	17,015	65,983	61,647
General, administrative and other expenses	2,301	1,477	6,780	5,509
Interest expense	26,604	26,386	109,646	108,447
Gain <loss> on sale of assets	24,787	(1,476)	24,491	(2,773)
Pro rata income of unconsolidated entities (c)	12,040	9,862	32,930	30,322
Income before minority interest & extraordinary items	54,042	26,660	98,758	70,364
Extraordinary <gain> loss on early extinguishment of debt	1,847	(679)	2,034	304
Cumulative effect of change in accounting principle (a)	—	—	—	(963)
Income of the Operating Partnership	52,195	27,339	96,724	69,097
Income allocated to minority interests	11,659	5,446	19,001	12,168
Dividends earned by preferred stockholders	5,013	5,013	19,688	18,958
Net income—available to common stockholders	35,523	16,880	58,035	37,971

Average # of shares outstanding — basic	33,935	33,977	33,809	34,095

Average shares outstanding,-basic, assuming full conversion of OP Units (d)	45,088	44,945	44,963	45,050

Average shares outstanding — diluted for FFO (d) (e)	58,958	59,118	58,902	59,319

Per share income before cumulative effect of change in accounting principle and extraordinary item-diluted	0.97	0.48	1.76	1.14

Net income per share-basic	1.05	0.50	1.72	1.11

Net income per share- diluted	0.94	0.50	1.72	1.11

Dividend declared per share	0.55	0.53	2.14	2.06

Funds from operations "FFO" (b) (d)- basic	47,839	45,656	143,607	135,744

Funds from operations "FFO" (b) (d) (e) — diluted	55,797	53,757	175,068	167,244

% change in FFO—diluted	4.08%		5.42%

(a)
Effective January 1, 2000, in accordance with Staff Accounting Bulletin No. 101, "Revenue Recognition in Financial Statements", the Company changed its method of accounting for percentage rents. The new accounting method has the impact of deferring percentage rent from the first, second and third quarters into the fourth quarter. The cumulative effect of this change in accounting treatment at the adoption date of January 1, 2000 was $963 for the wholly owned assets and $787 for joint ventures on a prorata basis, which in accordance with GAAP, was written off as a cumulative change in accounting principle.

(b)
Funds from Operations ("FFO") is defined as: "net income (computed in accordance with GAAP) excluding gains or losses from debt restructuring and sales of property, plus depreciation and amortization (excluding depreciation on personal property and amortization of loan and financial instrument cost) and after adjustments for unconsolidated entities. Adjustments for unconsolidated entities are calculated on the same basis." In accordance with the National Association of Real Estate Investment Trusts' (NAREIT) white paper on Funds from Operations, dated October, 1999, excluded from FFO are the earnings impact of cumulative effects of accounting changes and results of discontinued operations, both as defined by GAAP.

(c)
This includes, using the equity method of accounting, the Company's prorata share of the equity in income or loss of it's unconsolidated joint ventures and for Macerich Management Company for all periods presented and for The Macerich Property Management Company through March 28, 2001. Effective March 28, 2001, the Macerich Property Management Company was converted from an unconsolidated preferred stock subsidiary into a taxable reit subsidiary ("TRS") and as of that date the results of the Macerich Property Management Company are now included in the consolidated results of The Macerich Company.

(d)
The Company has operating partnership units ("OP units"). Each OP unit can be converted into a share of Company stock. Conversion of the OP units has been assumed for purposes of calculating the weighted average number of shares outstanding.

(e)
The Company issued $161,400 of convertible debentures in June and July, 1997. The debentures are convertible into common shares at a conversion price of $31.125 per share. On February 25, 1998 the Company sold $100,000 of convertible preferred stock and on June 17, 1998 another $150,000 of convertible preferred stock was issued. The convertible preferred shares can be converted on a 1 for 1 basis for common stock. These preferred shares are not assumed converted for 2000 or the full year 2001 for purposes of net income per share as it would be antidilutive to that calculation. The weighted average preferred shares outstanding are assumed converted for purposes of net income per share in the fourth quarter of 2001 as they are dilutive to those calculations.

Summarized Balance Sheet Information	Dec 31 2001	Dec 31 2000
	(Unaudited)
Cash and cash equivalents	26,470	36,273
Investment in real estate, net (h)	1,887,329	1,933,584
Investments in unconsolidated entities (i)	278,526	273,140
Total Assets	2,294,502	2,337,242
Mortgage and notes payable	1,398,512	1,400,087
Convertible debentures	125,148	150,848

Additional Financial Data as of:	Dec 31 2001	Dec 31 2000
Occupancy of centers (f)	92.40%	93.30%
Comparable quarter change in same center sales (f) (g)	-0.90%	2.40%

(f)
excludes redevelopment properties- Crossroads Mall- Boulder, and Parklane Mall.

(g)
includes mall and freestanding stores.

(h)
includes construction in process on wholly owned assets of $71,161 at December 31, 2001 and $44,700 at December 31, 2000.

(i)
the Company's prorata share of construction in process on unconsolidated entities of $3,110 at December 31, 2001 and $4,860 at December 31, 2000.

	For the Three Months Ended December 31		For the Year Ended December 31
	(All amounts in thousands)
	(Unaudited)		(Unaudited)
Reconciliation of Net Income to FFO
	2001	2000	2001	2000
Net income—available to common stockholders	35,523	16,880	58,035	37,971
Adjustments to reconcile net income to FFO- basic
Minority interest	11,659	5,446	19,001	12,168
Loss on early extinguishment of debt	1,847	(679)	2,034	304
(Gain) loss on sale of wholly owned assets	(24,787)	1,476	(24,491)	2,773
(Gain) loss on sale or write-down of assets from unconsolidated entities (pro rata)	144	528	(63)	(235)
Depreciation and amortization on wholly owned centers	16,892	17,015	65,983	61,647
Depreciation and amortization on joint ventures and from the management companies (pro rata)	7,833	6,285	28,077	24,472
Cumulative effect of change in accounting—wholly owned assets	—	—	—	963
Cumulative effect of change in accounting—prorata joint ventures	—	—	—	787
Less: depreciation on personal property and amortization of loan costs and interest rate caps	(1,272)	(1,295)	(4,969)	(5,106)

Total FFO—basic	47,839	45,656	143,607	135,744

Weighted average shares outstanding—basic (d)	45,088	44,945	44,963	45,050

Additional adjustment to arrive at FFO—diluted
Interest expense and amortization of loan costs on the debentures (e)	2,945	3,088	11,773	12,542
Preferred stock dividends earned	5,013	5,013	19,688	18,958
Effect of employee/director stock incentive plans	antidilutive	antidilutive	antidilutive	antidilutive

FFO—diluted	55,797	53,757	175,068	167,244

Weighted average shares outstanding—diluted (d) (e)	58,958	59,118	58,902	59,319

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PRESS RELEASE